Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2014 THIRD-QUARTER RESULTS;
REVISES 2014 FULL-YEAR REPORTED DILUTED EPS FORECAST TO A RANGE OF $4.76 TO $4.81 REFLECTING CURRENCY

Third-Quarter 2014

•	Reported diluted earnings per share of $1.38, down by $0.06 or 4.2% versus $1.44 in 2013

•	Excluding unfavorable currency of $0.20, reported diluted earnings per share up by $0.14 or 9.7% versus $1.44 in 2013 as detailed in the attached Schedule 13

•	Adjusted diluted earnings per share of $1.39, down by $0.05 or 3.5% versus $1.44 in 2013

•	Excluding unfavorable currency of $0.20, adjusted diluted earnings per share up by $0.15 or 10.4% versus $1.44 in 2013 as detailed in the attached Schedule 12

•	Cigarette shipment volume of 222.3 billion units, down by 0.4% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $7.9 billion, down by 0.9%

•	Excluding unfavorable currency and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 4.0% as detailed in the attached Schedule 10

•	Reported operating companies income of $3.5 billion, down by 5.5%

•	Excluding unfavorable currency, reported operating companies income up by 4.6%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 11, of $3.4 billion, down by 5.8%

•	Excluding unfavorable currency, adjusted operating companies income up by 4.3%

•	Reported operating income of $3.3 billion, down by 7.1%

•	Increased the regular quarterly dividend by 6.4% to an annualized rate of $4.00 per common share

•	Repurchased 8.9 million shares of the company's common stock for $750 million

Nine Months Year-to-Date 2014

•	Reported diluted earnings per share of $3.73, down by $0.29 or 7.2% versus $4.02 in 2013

•	Excluding unfavorable currency of $0.52, reported diluted earnings per share up by $0.23 or 5.7% versus $4.02 in 2013 as detailed in the attached Schedule 17

•	Adjusted diluted earnings per share of $3.99, down by $0.04 or 1.0% versus $4.03 in 2013

•	Excluding unfavorable currency of $0.52, adjusted diluted earnings per share up by $0.48 or 11.9% versus $4.03 in 2013 as detailed in the attached Schedule 16

•	Cigarette shipment volume of 641.1 billion units, down by 2.4% excluding acquisitions

•	Reported net revenues, excluding excise taxes, of $22.6 billion, down by 3.7%

•	Excluding unfavorable currency and the impact of acquisitions, reported net revenues, excluding excise taxes, up by 2.3% as detailed in the attached Schedule 14

•	Reported operating companies income of $9.4 billion, down by 10.4%

•	Excluding unfavorable currency, reported operating companies income down by 1.1%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 15, of $9.9 billion, down by 5.7%

•	Excluding unfavorable currency, adjusted operating companies income up by 3.6%

•	Reported operating income of $9.2 billion, down by 11.2%

•	Repurchased 35.9 million shares of the company's common stock for $3.0 billion

Full-Year 2014

•
The company revises its 2014 full-year reported diluted earnings per share forecast to be in a range of $4.76 to $4.81 versus $5.26 in 2013. On an adjusted basis, as described below, diluted EPS are projected to increase in the range of approximately 6.5% to 7.5% versus adjusted diluted EPS of $5.40 in 2013, as detailed in the attached Schedule 20.

NEW YORK, October 16, 2014 -- Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2014 third-quarter results.
“Our results in the third quarter were slightly better than we expected, underpinned by a modest decline in volume, continued robust pricing and solid market share gains in each of our four Regions," said André Calantzopoulos, Chief Executive Officer.
“While currency headwinds have stiffened, our underlying business momentum is such that we remain confident we are on course to achieve currency-neutral adjusted diluted EPS growth for the full year 2014 of approximately 6.5% to 7.5%. This confidence was further reflected in the announced increase of our regular quarterly dividend of 6.4%."
"We are particularly excited by the commercialization, next month, of iQOS, our first product within our innovative portfolio of potentially Reduced-Risk Products that, we believe, represent one of our greatest growth opportunities. I am immensely proud of our talented employees whose exceptional work has opened this significant new chapter in our history.”

Conference Call
A conference call, hosted by Jacek Olczak, Chief Financial Officer, with members of the investor community and news media, will be webcast at 9:00 a.m., Eastern Time, on October 16, 2014. Access is available at www.pmi.com/webcasts.
The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Dividends and Share Repurchase Program
PMI increased its regular quarterly dividend during the quarter to $1.00, up by 6.4% from $0.94, which represents an annualized rate of $4.00 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 117.4% from the initial annualized rate of $1.84 per common share.
During the quarter, PMI spent $750 million to repurchase 8.9 million shares. Under the current $18 billion share repurchase program, PMI has spent $11.9 billion to repurchase 135.3 million shares, as shown in the table below.

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Current $18 Billion, Three-Year Program
	Value	Shares
	($ Mio.)	000

August - December 2012	$2,853	32,206
January - December 2013	6,000	67,231
January - March 2014	1,250	15,409
April - June 2014	1,000	11,610
July - September 2014	750	8,872
Total Under Program	$11,853	135,328

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $36.9 billion to repurchase 592.1 million shares at an average price of $62.24 per share, or 28.1% of the shares outstanding at the time of the spin-off in March 2008.

Full-Year 2014 Forecast
The company revises its 2014 full-year reported diluted earnings per share (“EPS”) forecast to be in a range of $4.76 to $4.81 versus $5.26 in 2013.
On an adjusted basis, diluted EPS are projected to increase in the range of approximately 6.5% to 7.5% versus adjusted diluted EPS of $5.40 in 2013, as detailed in the attached Schedule 20. This adjustment reflects:

•
an after-tax charge of $0.02 per share, recorded as asset impairment and exit costs of $0.01 per share in the first quarter of 2014 and an anticipated $0.01 per share in the fourth quarter of 2014, relating to the decision to discontinue cigarette production in Australia by the end of 2014;

•
a total after-tax charge of $0.25 per share, recorded as asset impairment and exit costs in the second and third quarters of 2014, related to the decision to discontinue cigarette production in the Netherlands in 2014; and

•
an unfavorable currency impact, at prevailing exchange rates, of approximately $0.72 per share for the full-year 2014 compared to unfavorable currency of approximately $0.61 per share in the prior guidance.

This forecast includes a productivity and cost savings target of $300 million and a share repurchase target of $4.0 billion. This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2014 THIRD-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty-free business. North Africa is defined as Algeria, Egypt, Libya, Morocco and Tunisia. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and allocates resources based on OCI. “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” and EBITDA on an adjusted basis (which may exclude the impact of

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currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this press release. In 2013, PMI concluded a number of business development initiatives and agreements that were not accounted for as acquisitions; thus, non-GAAP financial measures for 2013 that exclude acquisitions do not exclude the impact of said initiatives and agreements. Reduced-Risk Products (“RRPs”) is the term the company uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes. PMI’s RRPs are in various stages of development, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking combustible cigarettes. Before making any such claims, we will need to rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and approval, as is the case in the United States today. Trademarks and service marks in this press release that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

NET REVENUES

PMI Net Revenues ($ Millions)
	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
European Union	$2,357	$2,281	3.3%	0.5%	$6,763	$6,457	4.7%	1.0%
Eastern Europe, Middle East & Africa	2,434	2,285	6.5%	13.3%	6,726	6,509	3.3%	10.7%
Asia	2,232	2,543	(12.2)%	(4.0)%	6,725	8,025	(16.2)%	(5.5)%
Latin America & Canada	833	818	1.8%	13.2%	2,356	2,437	(3.3)%	9.6%
Total PMI	$7,856	$7,927	(0.9)%	4.1%	$22,570	$23,428	(3.7)%	2.4%

Net revenues of $7.9 billion were down by 0.9%, including unfavorable currency of $394 million. Net revenues increased by 4.1%, excluding currency, or by 4.0% excluding currency and acquisitions, driven by favorable pricing of $491 million across all Regions, predominantly EEMA and Latin America & Canada, led by: Argentina, Egypt, reflecting the impact of the change to PMI's new business structure announced on January 29, 2014, Indonesia and Russia, partially offset by Italy and the Philippines. The favorable pricing was partially offset by unfavorable volume/mix of $174 million, predominantly due to Asia, mainly reflecting: lower volume and market share in Japan resulting from a lower total market following the consumption tax-driven price increases of April 1, 2014, as well as the unfavorable impact of inventory movements; and lower volume/mix in Australia, resulting from a lower total market following the impact of tax-driven price increases in 2014, and lower market share, primarily due to the unfavorable impact of current competitive dynamics.

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OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)
	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
European Union	$1,186	$1,207	(1.7)%	(2.4)%	$2,875	$3,227	(10.9)%	(14.5)%
Eastern Europe, Middle East & Africa	1,204	1,088	10.7%	25.2%	3,218	2,968	8.4%	20.8%
Asia	799	1,097	(27.2)%	(13.7)%	2,614	3,567	(26.7)%	(11.5)%
Latin America & Canada	267	267	—%	27.3%	734	776	(5.4)%	18.3%
Total PMI	$3,456	$3,659	(5.5)%	4.6%	$9,441	$10,538	(10.4)%	(1.1)%

Reported operating companies income of $3.5 billion was down by 5.5%, including unfavorable currency of $371 million. Excluding currency, operating companies income increased by 4.6%, primarily driven by favorable pricing as well as by an asset impairment and exit costs adjustment of $9 million reflecting: a favorable adjustment of $16 million associated with the decision to discontinue cigarette production in the Netherlands, partly offset by costs of $7 million associated with the closure of a leaf processing facility in Canada. The increase in operating companies income, excluding currency, was partially offset by: unfavorable volume/mix of $166 million; higher manufacturing costs in Egypt, mainly due to the impact of the change to PMI's new business structure, and in Indonesia, and ongoing costs related to the factory closure in Australia and the decision to discontinue cigarette production in the Netherlands.
Adjusted operating companies income decreased by 5.8% as shown in the table below and detailed in Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 4.3%.

PMI Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$3,456	$3,659	(5.5)%	4.6%	$9,441	$10,538	(10.4)%	(1.1)%
Asset impairment & exit costs	9	—			(503)	(8)
Adjusted OCI	$3,447	$3,659	(5.8)%	4.3%	$9,944	$10,546	(5.7)%	3.6%
Adjusted OCI Margin*	43.9%	46.2%	(2.3)	0.1	44.1%	45.0%	(0.9)	0.5
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency and acquisitions, increased by 0.1 point to 46.3%, as detailed in Schedule 11.

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SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume (Million Units)

	Third-Quarter			Nine Months Year-to-Date
	2014	2013	Change	2014	2013	Change
European Union	49,209	48,969	0.5%	140,827	140,659	0.1%
Eastern Europe, Middle East & Africa	77,252	76,902	0.5%	213,428	220,034	(3.0)%
Asia	72,352	73,296	(1.3)%	218,806	226,503	(3.4)%
Latin America & Canada	23,487	23,957	(2.0)%	68,001	69,774	(2.5)%
Total PMI	222,300	223,124	(0.4)%	641,062	656,970	(2.4)%

2014 Third-Quarter
PMI's cigarette shipment volume of 222.3 billion units decreased by 0.4%, or 824 million units, due to Asia, mainly Japan, partially offset by Indonesia and Pakistan, and Latin America & Canada, due largely to Canada and Mexico. PMI's cigarette shipment volume decrease in the quarter was partially offset by a solid performance in the EU, driven notably by Italy, and EEMA, driven mainly by the Middle East and North Africa, partly offset by Kazakhstan, Serbia and Ukraine.
Total cigarette shipments of Marlboro of 72.6 billion units decreased by 3.5%, due to the EU, notably Italy and Poland, Asia, principally Japan, and Latin America & Canada, mainly Mexico. Total cigarette shipments of Marlboro increased in EEMA driven mainly by Algeria and Saudi Arabia, partly offset by Egypt, Russia and Ukraine.
Total cigarette shipments of L&M of 24.0 billion units decreased by 0.6%, due to the EU, mainly Poland and Spain, and Asia, due primarily to Thailand, partly offset by EEMA, driven largely by North Africa and Ukraine. Total cigarette shipments of Bond Street of 12.0 billion units increased by 0.3%, driven predominantly by growth in EEMA and Asia, partly offset by the EU. Total cigarette shipments of Philip Morris of 8.0 billion units decreased by 9.4%, primarily reflecting the morphing to Lark in Japan. Total cigarette shipments of Parliament of 12.9 billion units increased by 9.3%, driven by growth in all Regions, notably in EEMA by Russia and Turkey. Total cigarette shipments of Chesterfield of 11.6 billion units increased by 25.9%, driven primarily in the EU by Italy and Poland. Total cigarette shipments of Lark of 9.0 billion units increased by 25.2%, driven predominantly by the morphing from Philip Morris in Japan, partly offset by Turkey.
Total shipment volume of Other Tobacco Products ("OTP"), in cigarette equivalent units, increased by 7.6%, mainly reflecting growth in the fine cut category, notably in the Czech Republic, France, Hungary, Italy and Poland, partly offset by Germany. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 0.1%.
PMI's market share increased in a number of key markets, including Algeria, Argentina, Austria, Brazil, Colombia, the Czech Republic, Egypt, France, Germany, Italy, Kazakhstan, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Spain and Switzerland.

EUROPEAN UNION REGION (EU)

2014 Third-Quarter
Net revenues of $2.4 billion increased by 3.3%.  Excluding favorable currency of $64 million, net revenues increased by 0.5%, or by 0.3% excluding currency and acquisitions.
Reported operating companies income of $1.2 billion decreased by 1.7%, including favorable currency of $8 million. Excluding currency, operating companies income decreased by 2.4%, mainly due to: higher manufacturing costs, including ongoing costs related to the decision to discontinue cigarette production in the

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Netherlands; increased marketing costs related to the Marlboro "Don't be a Maybe" campaign and the roll-out of the new Marlboro Red 2.0 brand architecture; and business building initiatives in the United Kingdom; partially offset by a favorable asset impairment and exit costs adjustment of $16 million associated with the decision to discontinue cigarette production in the Netherlands.
Adjusted operating companies income decreased by 3.1%, as shown in the table below and detailed on Schedule 11.  Adjusted operating companies income, excluding favorable currency, decreased by 3.7%.

EU Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$1,186	$1,207	(1.7)%	(2.4)%	$2,875	$3,227	(10.9)%	(14.5)%
Asset impairment & exit costs	16	—			(472)	—
Adjusted OCI	$1,170	$1,207	(3.1)%	(3.7)%	$3,347	$3,227	3.7%	0.1%
Adjusted OCI Margin*	49.6%	52.9%	(3.3)	(2.2)	49.5%	50.0%	(0.5)	(0.5)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency and acquisitions, decreased by 2.1 points to 50.8%, as detailed in Schedule 11.

The total cigarette market in the EU of 126.0 billion units decreased by 3.4%, partly reflecting, in certain key geographies: moderating total market declines compared to the same period last year, resulting from a deceleration in the growth of the e-vapor category, relatively lower out-switching to the fine cut category, and a moderation in the level of illicit trade; coupled with net favorable estimated trade inventory movements compared to the third quarter of 2013. Excluding the impact of the estimated trade inventory movements, the total cigarette market in the EU is estimated to have declined by approximately 4.0% in the quarter and by 3.5% year-to-date. For the full-year 2014, the total cigarette market in the EU is projected to decline by approximately 4.0%. The total OTP market in the EU in the quarter of 42.5 billion cigarette equivalent units increased by 0.7%, reflecting a higher total fine cut market, up by 0.4% to 37.0 billion cigarette equivalent units.

EU Region & Key Market Shares

	Third-Quarter			Nine Months Year-to-Date
	2014	2013	Change	2014	2013	Change
			p.p.			p.p.
Total EU	39.7%	38.5%	1.2	39.8%	38.8%	1.0
France	40.4%	40.0%	0.4	40.9%	40.2%	0.7
Germany	35.1%	34.5%	0.6	36.3%	36.0%	0.3
Italy	55.8%	53.3%	2.5	54.8%	53.3%	1.5
Poland	40.9%	39.1%	1.8	39.6%	37.3%	2.3
Spain	32.6%	31.1%	1.5	32.0%	31.1%	0.9

PMI's cigarette shipment volume of 49.2 billion units increased by 0.5%, and market share increased by 1.2 points to 39.7% as shown in the table above. While shipment volume of Marlboro decreased by 2.3% to 23.7 billion units, market share increased by 0.2 points to 19.1%. While shipment volume of L&M decreased by 3.4%

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to 8.7 billion units, market share was flat at 7.0%. Shipment volume of Chesterfield of 7.3 billion units increased by 45.7%, and market share increased by 1.4 points to 5.8%, driven mainly by Italy and Poland. Shipment volume of Philip Morris of 2.6 billion units increased by 5.6%, and market share increased by 0.1 point to 2.1%.
PMI's shipments of OTP of 6.0 billion cigarette equivalent units increased by 12.2%, driven principally by a higher total market and share. PMI's total OTP market share was 14.0%, up by 0.8 points, reflecting gains in the fine cut category, notably in Belgium, up by 0.4 points to 16.7%, the Czech Republic, up by 5.1 points to 24.6%, Hungary, up by 8.1 points to 18.5%, Italy, up by 0.8 points to 41.2%, Poland, up by 11.3 points to 34.1%, and Spain, up by 0.3 points to 14.5%, partially offset by Germany, down by 0.7 points to 13.0%, and Portugal, down by 7.6 points to 23.3%.

EU Key Market Commentaries
In France, the total cigarette market of 11.7 billion units decreased by 3.8%, mainly reflecting the unfavorable impact of price increases in July 2013 and January 2014. Year-to-date, the total cigarette market decreased by 5.7%. PMI's shipments of 4.8 billion units increased by 0.2% in the quarter and market share increased by 0.4 points to 40.4%, mainly driven by Marlboro and premium Philip Morris, up by 0.1 point and 0.3 points to 24.7% and 9.2%, respectively. Market share of L&M and Chesterfield was flat at 2.6% and 3.4%, respectively. The total industry fine cut category of 3.5 billion cigarette equivalent units increased by 0.9%. PMI's market share of the category decreased by 0.6 points to 25.8%.
In Germany, the total cigarette market of 21.6 billion units decreased by 1.5%, partially reflecting the net favorable impact of estimated trade purchases of competitive products. Excluding the impact of these estimated trade inventory movements, the total cigarette market declined by approximately 2.7% in the quarter and by approximately 0.4% year-to-date. PMI's shipments of 7.6 billion units increased by 0.3%, and market share increased by 0.6 points to 35.1%, driven by Marlboro, up by 0.3 points to 20.8%, and L&M, up by 0.5 points to 11.2%. Market share of Chesterfield decreased by 0.1 point to 1.6%. The total industry fine cut category of 10.6 billion cigarette equivalent units decreased by 2.5%. PMI's market share of the category decreased by 0.7 points to 13.0%.
In Italy, the total cigarette market of 20.1 billion units decreased by 0.1%, mainly reflecting a lower incidence of e-vapor products and continued growth of the low-price segment.  Year-to-date, the total cigarette market increased by 0.7%. PMI's shipments in the quarter of 10.8 billion units increased by 5.8%. PMI's market share increased by 2.5 points to 55.8%, due primarily to: Chesterfield, up by 7.4 points to 10.9%, benefiting from its price repositioning in February 2014, partially offset by Marlboro, down by 1.0 point to 25.2%, and Diana in the low-price segment, down by 3.2 points to 7.9%, impacted by the growth of the super-low price segment. Market share of Philip Morris decreased by 0.2 points to 2.3%. The total industry fine cut category of 1.6 billion cigarette equivalent units increased by 5.8%, and PMI's market share of the category increased by 0.8 points to 41.2%, driven by Marlboro.
In Poland, the total cigarette market of 11.3 billion units decreased by 10.8%, reflecting the prevalence of e-cigarettes, illicit trade and non-duty paid OTP products. Year-to-date, the total cigarette market decreased by 9.5%. PMI's shipments in the quarter of 4.6 billion units decreased by 2.5%. PMI's market share increased by 1.8 points to 40.9%, driven by Chesterfield, up by 2.7 points to 7.9%, benefiting from the morphing of Red & White in the fourth quarter of 2013, partially offset by Marlboro, down by 0.4 points to 11.5%, and L&M, down by 0.1 point to 18.7%. The total industry fine cut category of 913 million cigarette equivalent units increased by 8.8%, and PMI's market share of the category increased by 11.3 points to 34.1%.
In Spain, the total cigarette market of 13.0 billion units decreased by 1.9%, reflecting an improving economic environment and lower out-switching to the OTP category. Year-to-date, the total cigarette market decreased by

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2.2%. While PMI's shipments in the quarter of 3.8 billion units decreased by 1.6%, market share increased by 1.5 points to 32.6%, driven by higher share of Marlboro, up by 1.2 points to 16.4%, Chesterfield, up by 0.1 point to 9.0%, and Philip Morris, up by 0.4 points to 1.2%. Market share of L&M was flat at 6.0%. The total industry fine cut category of 2.6 billion cigarette equivalent units decreased by 5.3%, partly reflecting the narrowing of price gaps with the cigarette category since July 2013. PMI's market share of the fine cut category increased by 0.3 points to 14.5%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2014 Third-Quarter
Net revenues of $2.4 billion increased by 6.5%. Excluding unfavorable currency of $155 million, net revenues increased by 13.3%, reflecting favorable pricing of $306 million, driven principally by Russia and Ukraine, as well as the impact of the change to PMI's new business structure in Egypt.
Reported operating companies income of $1.2 billion increased by 10.7%. Excluding unfavorable currency of $158 million, operating companies income increased by 25.2%, due primarily to higher pricing, partially offset by higher costs, principally related to the impact of the change to PMI's new business structure in Egypt.
Adjusted operating companies income increased by 10.7%, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 25.2%.

EEMA Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$1,204	$1,088	10.7%	25.2%	$3,218	$2,968	8.4%	20.8%
Asset impairment & exit costs	—	—			—	—
Adjusted OCI	$1,204	$1,088	10.7%	25.2%	$3,218	$2,968	8.4%	20.8%
Adjusted OCI Margin*	49.5%	47.6%	1.9	5.0	47.8%	45.6%	2.2	4.2
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, increased by 5.0 points to 52.6%, as detailed on Schedule 11, reflecting the impact of the aforementioned factors.

PMI's cigarette shipment volume of 77.3 billion units increased by 0.5%, mainly due to the Middle East, notably Saudi Arabia, and North Africa, notably Algeria, partially offset by Kazakhstan, Serbia and Ukraine.
PMI's cigarette shipment volume of premium brands increased by 5.1%, due principally to Marlboro, up by 2.9% to 22.9 billion units, and Parliament, up by 9.4% to 9.8 billion units.

EEMA Key Market Commentaries
In North Africa, the estimated total cigarette market increased by 3.2% to 33.7 billion units, driven mainly by Algeria and Egypt, partially offset by Libya.  Year-to-date, the estimated total cigarette market increased by 2.5%. PMI’s shipment volume in the quarter of 9.3 billion units increased by 10.1%, driven largely by Marlboro in Algeria and L&M in Egypt.  PMI’s market share increased by 0.6 points to 27.1%, mainly reflecting gains in Algeria.  Market share of Marlboro decreased by 1.9 points to 15.6%, due largely to a decline in Egypt partially offset by a gain in Algeria, while share of L&M increased by 2.8 points to 9.7%.

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In Russia, the estimated total cigarette market declined by 10.2% to 83.5 billion units, mainly due to the unfavorable impact of the tax-driven price increases and the prevalence of illicit trade. Year-to-date, the estimated total cigarette market decreased by 9.4%. For the full-year 2014, the total cigarette market is projected to decline by 9.0% to 10.0%. PMI's shipment volume in the quarter of 23.0 billion units decreased by 0.4%. PMI's August quarter-to-date market share of 27.4%, as measured by Nielsen, was up by 1.3 points. Market share of Parliament, L&M and Bond Street increased by 0.4, 0.2 and 1.4 points to 3.8%, 3.1% and 7.7%, respectively, partially offset by Marlboro and Chesterfield, down by 0.2 points each to 1.5% and 2.8%, respectively.
In Turkey, the estimated total cigarette market increased by 7.7% to 26.5 billion units, mainly reflecting a lower prevalence of illicit trade and the timing of trade inventory movements compared to the third quarter of 2013. Excluding the net impact of estimated trade inventory movements, the total cigarette market increased by approximately 5.5% in the quarter and by 2.3% year-to-date, mainly reflecting an increase in the adult population. PMI's shipment volume in the quarter of 12.5 billion units decreased by 0.5%. PMI's August quarter-to-date market share, as measured by Nielsen, decreased by 3.0 points to 43.1%, mainly due to: Marlboro, mid-price Muratti, low-price L&M and Lark, down by 0.4, 1.7, 1.9 and 2.7 points to 8.7%, 5.2%, 5.5% and 8.6%, respectively, partially offset by Parliament, up by 1.3 points to 11.5%.
In Ukraine, the estimated total cigarette market decreased by 3.3% to 19.4 billion units, mainly reflecting estimated trade inventory deloading following the excise tax-driven price increases in July 2014, and business disruption due to the political instability in the east of the country, partially offset by a lower prevalence of illicit trade. Year-to-date, the estimated total cigarette market decreased by 2.0%. PMI's shipment volume in the quarter of 6.5 billion units decreased by 6.1% principally due to a lower total market and a decrease in PMI's August quarter-to-date market share, as measured by Nielsen, down by 0.4 points to 32.7%, with Marlboro, Parliament, Bond Street and Chesterfield, down by 0.8, 0.4, 0.1 and 0.5 points to 4.7%, 3.0%, 8.9% and 5.0%, respectively. The decrease in PMI's market share was partially offset by growth from L&M, up by 0.5 points to 2.6%, and PMI's low-price segment brand, President, up by 2.8 points to 5.4%.

ASIA REGION

2014 Third-Quarter
Net revenues of $2.2 billion decreased by 12.2%, including unfavorable currency of $210 million. Excluding currency, net revenues decreased by 4.0%, due primarily to: unfavorable volume/mix of $150 million, due mainly to Japan, principally reflecting a lower total market and share as well as the unfavorable impact of inventory movements, and Australia, reflecting a lower total market following the impact of tax-driven price increases in March and September of 2014, and lower market share, primarily due to the unfavorable impact of significant competitive price discounting in the low price segment and continued down-trading; partially offset by favorable pricing of $49 million, despite the adverse impact of the Philippines.
Reported operating companies income of $799 million decreased by 27.2%, including unfavorable currency of $148 million. Excluding currency, operating companies income decreased by 13.7%, principally due to unfavorable volume/mix of $134 million and higher costs, mainly due to higher manufacturing costs in Indonesia, and marketing investment in support of new brand launches in Indonesia and Japan, partially offset by favorable pricing.
Adjusted operating companies income decreased by 27.2% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, decreased by 13.7%.

- -10 -

Asia Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$799	$1,097	(27.2)%	(13.7)%	$2,614	$3,567	(26.7)%	(11.5)%
Asset impairment & exit costs	—	—			(24)	(8)
Adjusted OCI	$799	$1,097	(27.2)%	(13.7)%	$2,638	$3,575	(26.2)%	(11.0)%
Adjusted OCI Margin*	35.8%	43.1%	(7.3)	(4.3)	39.2%	44.5%	(5.3)	(2.6)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, decreased by 4.3 points to 38.8%, as detailed on Schedule 11, reflecting the impact of the aforementioned factors.

PMI's cigarette shipment volume of 72.4 billion units decreased by 1.3%, due primarily to a lower total market, and the timing of distributor inventory movements compared with the third quarter of 2013, in Japan, partially offset by a higher total market in Indonesia.
Shipment volume of Marlboro of 17.0 billion units decreased by 12.8%, due predominantly to Japan.

Asia Key Market Commentaries
In Indonesia, the estimated total cigarette market increased by 4.9% to 78.1 billion units, reflecting strong growth of the machine-made kretek segment. On a year-to-date basis, the total cigarette market increased by 2.9%. For the full-year 2014, the total cigarette market is projected to grow by approximately 2.0%. PMI's shipment volume in the quarter of 27.7 billion units increased by 2.1%. PMI's market share decreased by 0.9 points to 35.5%, predominantly due to the share decline of Sampoerna Hijau, down by 1.0 point to 3.2% and the withdrawal of ultra-low price brands Trend Mild and Vegas Mild. Market share of the brand family Dji Sam Soe was flat at 6.7% reflecting the continuing decline of the hand-rolled kretek segment, compounded by the unfavorable impact resulting from the brand's hand-rolled variant having crossed a critical price point ahead of competition, offset by the growth of machine-made Dji Sam Soe Magnum Blue which was launched in April 2014 and reached a market share of 0.6% in the quarter. Market share of Sampoerna A, in the premium machine-made lighter-tasting kretek segment, was flat at 14.7%, while mid-price U Mild was up by 1.2 points to 5.5%. Although Marlboro's market share decreased by 0.3 points to 5.1%, its share of the “white” cigarettes segment, which represented 6.5% of the total cigarette market, increased by 0.9 points to 79.1%.
In Japan, the total cigarette market decreased by 4.0% to 48.0 billion units, partly reflecting the unfavorable impact of the consumption tax-driven retail price increases of April 1, 2014. The total cigarette market decreased by 3.2% year-to-date. For the full-year 2014, the total cigarette market is projected to decline by an estimated 3.0% to 3.5%. PMI's shipment volume in the quarter of 12.2 billion units decreased by 10.0%, principally due to the unfavorable timing of distributor inventory movements compared to the third quarter of 2013. Excluding the impact of these inventory movements, PMI's shipment volume decreased by 6.3%. PMI's market share decreased by 0.6 points to 25.9%, with share of Marlboro and Virginia S. down by 0.6 points and 0.1 point to 11.6% and 1.9%, respectively. Market share of Lark increased by 0.1 point to 10.0%, including the successful morphing of Philip Morris. PMI's market share in the quarter was flat compared to the fourth quarter of 2013 indicating ongoing stabilization.

- -11 -

In Korea, the total cigarette market increased by 4.0% to 24.6 billion units, reflecting trade inventory movements ahead of a speculated excise tax increase effective January 1, 2015. On a year-to-date basis, the total cigarette market increased by 0.4%. PMI's shipment volume in the quarter of 4.6 billion units increased by 0.9% and market share decreased by 0.8 points to 18.6% due to Parliament, Marlboro and Virginia S. down by 0.2, 0.3 and 0.5 points to 6.7%, 7.4% and 3.8%, respectively, reflecting the impact of the aforementioned trade inventory movements.
In the Philippines, estimated total tax-paid industry cigarette volumes decreased by 3.2% to 22.0 billion units. On a year-to-date basis, the total tax-paid industry cigarette volume decreased by 0.8%. PMI's shipment volume in the quarter of 17.5 billion units decreased by 1.7%. PMI's market share of the total estimated tax-paid industry of 79.2% was up by 1.3 points. Marlboro's market share increased by 1.4 points to 16.8% and share of Fortune increased by 4.7 points to 32.4%.

LATIN AMERICA & CANADA REGION

2014 Third-Quarter
Net revenues of $833 million increased by 1.8%, including unfavorable currency of $93 million. Excluding currency, net revenues increased by 13.2%, driven by favorable pricing of $131 million, principally in Argentina, and Canada, partially offset by unfavorable volume/mix of $24 million, principally due to a lower total market in Canada.
Reported operating companies income of $267 million was flat, including unfavorable currency of $73 million. Excluding currency, operating companies income increased by 27.3%, reflecting favorable pricing, partially offset by unfavorable volume/mix of $27 million, principally due to Canada, and the impact of asset impairment and exit costs of $7 million related to a leaf processing facility closure in Canada.
Adjusted operating companies income increased by 2.6%, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 30.0%.

Latin America & Canada Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-to-Date
				Excl.				Excl.
	2014	2013	Change	Curr.	2014	2013	Change	Curr.
Reported OCI	$267	$267	—%	27.3%	$734	$776	(5.4)%	18.3%
Asset impairment & exit costs	(7)	—			(7)	—
Adjusted OCI	$274	$267	2.6%	30.0%	$741	$776	(4.5)%	19.2%
Adjusted OCI Margin*	32.9%	32.6%	0.3	4.9	31.5%	31.8%	(0.3)	2.8
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, increased by 4.9 points to 37.5%, as detailed on Schedule 11, reflecting the aforementioned factors.

PMI's cigarette shipment volume of 23.5 billion units decreased by 2.0%, due largely to Canada and Mexico. Shipment volume of Marlboro of 9.0 billion units decreased by 1.9%, due predominantly to Brazil and Mexico.

- -12 -

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market decreased by 2.8% to 10.0 billion units. On a year-to-date basis, the total cigarette market decreased by 1.6%. While PMI's cigarette shipment volume in the quarter of 7.8 billion units decreased by 0.8%, market share increased by 1.2 points to 77.2%, driven by Marlboro, up by 0.5 points to 24.2%, and mid-price Philip Morris, up by 1.4 points to 43.6%, reflecting the positive impact of its capsule variants, partially offset by low-price Next, down by 0.5 points to 1.9%.
In Canada, the total cigarette market decreased by 4.2% to 7.3 billion units, mainly due to the impact of federal and provincial tax-driven price increases in the first and second quarters of 2014. On a year-to-date basis, the total cigarette market decreased by 5.4%. PMI's cigarette shipment volume of 2.8 billion units decreased by 5.5%. PMI's market share decreased by 0.7 points to 38.0%, with premium brands Benson & Hedges down by 0.1 point to 2.4% and Belmont up by 0.3 points to 3.1%. Market share of mid-price Canadian Classics was flat at 10.7% and mid-price Number 7 was down by 0.4 points to 3.9%. Market share of low-price Next was flat at 10.6%, and low-price Accord was down by 0.6 points to 2.3%.
In Mexico, the total cigarette market decreased by 1.1% to 8.3 billion units. On a year-to-date basis, excluding the impact of estimated inventory movements, the total cigarette market declined by approximately 0.6%. PMI's cigarette shipment volume in the quarter of 5.9 billion units decreased by 2.8%. While PMI's market share decreased by 1.3 points to 71.1%, it was in line with market share in the second quarter. Market share of Marlboro in the third quarter was down by 0.6 points to 49.9% and share of premium Benson & Hedges was down by 0.4 points to 5.1%, reflecting consumer down-trading. PMI's share of the premium segment, representing 59.9% of the total cigarette market, increased by 0.9 points to 91.8%. Market share of Delicados, the second best-selling brand in the market, decreased by 0.9 points to 10.8%.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.3% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband

- -13 -

and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products that have the potential to reduce individual risk and population harm; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2014. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -14 -

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended September 30,
($ in millions, except per share data)
(Unaudited)

	2014	2013 (1)	% Change
Net revenues	$21,335	$20,629	3.4%
Cost of sales	2,734	2,618	4.4%
Excise taxes on products (2)	13,479	12,702	6.1%
Gross profit	5,122	5,309	(3.5)%
Marketing, administration and research costs	1,763	1,687
Asset impairment and exit costs	(9)	—
Amortization of intangibles	23	23
Operating income (3)	3,345	3,599	(7.1)%
Interest expense, net	267	239
Earnings before income taxes	3,078	3,360	(8.4)%
Provision for income taxes	918	952	(3.6)%
Equity (income)/loss in unconsolidated subsidiaries, net	(38)	6
Net earnings	2,198	2,402	(8.5)%
Net earnings attributable to noncontrolling interests	43	62
Net earnings attributable to PMI	$2,155	$2,340	(7.9)%

Per share data:(4)
Basic earnings per share	$1.38	$1.44	(4.2)%
Diluted earnings per share	$1.38	$1.44	(4.2)%

(1) Certain amounts have been reclassified to conform to the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) The segment detail of excise taxes on products sold for the quarters ended September 30, 2014 and 2013 is shown on Schedule 2.

(3) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2014	2013	% Change
Operating Income	$3,345	$3,599	(7.1)%
Excluding:
- Amortization of Intangibles	23	23
- General corporate expenses (included in marketing, administration and research costs above)	50	43
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(38)	6
Operating Companies Income	$3,456	$3,659	(5.5)%

(4) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended September 30, 2014 and 2013 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended September 30,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2014	Net Revenues (1)	$7,777	$6,111	$4,943	$2,504	$21,335
	Excise Taxes on Products	(5,420)	(3,677)	(2,711)	(1,671)	(13,479)
	Net Revenues excluding Excise Taxes	2,357	2,434	2,232	833	7,856

2013	Net Revenues	$7,487	$5,546	$5,144	$2,452	$20,629
	Excise Taxes on Products	(5,206)	(3,261)	(2,601)	(1,634)	(12,702)
	Net Revenues excluding Excise Taxes	2,281	2,285	2,543	818	7,927

Variance	Currency	64	(155)	(210)	(93)	(394)
	Acquisitions	5	—	—	1	6
	Operations	7	304	(101)	107	317
	Variance Total	76	149	(311)	15	(71)
	Variance Total (%)	3.3%	6.5%	(12.2)%	1.8%	(0.9)%

	Variance excluding Currency	12	304	(101)	108	323
	Variance excluding Currency (%)	0.5%	13.3%	(4.0)%	13.2%	4.1%

	Variance excluding Currency & Acquisitions	7	304	(101)	107	317
	Variance excluding Currency & Acquisitions (%)	0.3%	13.3%	(4.0)%	13.1%	4.0%

(1) 2014 Currency increased (decreased) net revenues as follows:
	European Union	$196
	EEMA	(448)
	Asia	(359)
	Latin America & Canada	(353)
		$(964)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended September 30,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2014	$1,186	$1,204	$799	$267	$3,456
2013	1,207	1,088	1,097	267	3,659
% Change	(1.7)%	10.7%	(27.2)%	—%	(5.5)%

Reconciliation:
For the quarter ended September 30, 2013	$1,207	$1,088	$1,097	$267	$3,659

2013 Asset impairment and exit costs	—	—	—	—	—
2014 Asset impairment and exit costs	16	—	—	(7)	9

Acquired businesses	—	—	—	—	—
Currency	8	(158)	(148)	(73)	(371)
Operations	(45)	274	(150)	80	159
For the quarter ended September 30, 2014	$1,186	$1,204	$799	$267	$3,456

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended September 30,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2014 Diluted Earnings Per Share		$1.38	(1)
2013 Diluted Earnings Per Share		$1.44	(1)
Change		$(0.06)
% Change		(4.2)%

Reconciliation:
2013 Diluted Earnings Per Share		$1.44	(1)

Special Items:
2013 Asset impairment and exit costs		—
2013 Tax items		—
2014 Asset impairment and exit costs		(0.01)
2014 Tax items		—

Currency		(0.20)
Interest		(0.01)
Change in tax rate		(0.02)
Impact of lower shares outstanding and share-based payments		0.05
Operations		0.13
2014 Diluted Earnings Per Share		$1.38	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q3 2014	Q3 2013

Net earnings attributable to PMI	$2,155	$2,340
Less distributed and undistributed earnings attributable
to share-based payment awards	9	12
Net earnings for basic and diluted EPS	$2,146	$2,328

Weighted-average shares for basic and diluted EPS	1,560	1,614

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Nine Months Ended September 30,
($ in millions, except per share data)
(Unaudited)

	2014	2013 (1)	% Change
Net revenues	$60,165	$59,639	0.9%
Cost of sales	7,804	7,808	(0.1)%
Excise taxes on products (2)	37,595	36,211	3.8%
Gross profit	14,766	15,620	(5.5)%
Marketing, administration and research costs	5,026	5,214
Asset impairment and exit costs	503	8
Amortization of intangibles	67	71
Operating income (3)	9,170	10,327	(11.2)%
Interest expense, net	789	721
Earnings before income taxes	8,381	9,606	(12.8)%
Provision for income taxes	2,446	2,777	(11.9)%
Equity (income)/loss in unconsolidated subsidiaries, net	(74)	15
Net earnings	6,009	6,814	(11.8)%
Net earnings attributable to noncontrolling interests	128	225
Net earnings attributable to PMI	$5,881	$6,589	(10.7)%

Per share data:(4)
Basic earnings per share	$3.73	$4.02	(7.2)%
Diluted earnings per share	$3.73	$4.02	(7.2)%

(1) Certain amounts have been reclassified to conform to the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) The segment detail of excise taxes on products sold for the nine months ended 2014 and 2013 is shown on Schedule 6.

(3) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2014	2013	% Change
Operating Income	$9,170	$10,327	(11.2)%
Excluding:
- Amortization of Intangibles	67	71
- General corporate expenses (included in marketing, administration and research costs above)	130	155
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	(74)	15
Operating Companies Income	$9,441	$10,538	(10.4)%

(4) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the nine months ended 2014 and 2013 are shown on Schedule 8, Footnote 1.

						Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Nine Months Ended September 30,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2014	Net Revenues (1)	$22,225	$16,347	$14,515	$7,078	$60,165
	Excise Taxes on Products	(15,462)	(9,621)	(7,790)	(4,722)	(37,595)
	Net Revenues excluding Excise Taxes	6,763	6,726	6,725	2,356	22,570

2013	Net Revenues	$21,255	$15,346	$15,776	$7,262	$59,639
	Excise Taxes on Products	(14,798)	(8,837)	(7,751)	(4,825)	(36,211)
	Net Revenues excluding Excise Taxes	6,457	6,509	8,025	2,437	23,428

Variance	Currency	243	(477)	(861)	(316)	(1,411)
	Acquisitions	5	—	—	1	6
	Operations	58	694	(439)	234	547
	Variance Total	306	217	(1,300)	(81)	(858)
	Variance Total (%)	4.7%	3.3%	(16.2)%	(3.3)%	(3.7)%

	Variance excluding Currency	63	694	(439)	235	553
	Variance excluding Currency (%)	1.0%	10.7%	(5.5)%	9.6%	2.4%

	Variance excluding Currency & Acquisitions	58	694	(439)	234	547
	Variance excluding Currency & Acquisitions (%)	0.9%	10.7%	(5.5)%	9.6%	2.3%

(1) 2014 Currency increased (decreased) net revenues as follows:
	European Union	$756
	EEMA	(1,484)
	Asia	(1,634)
	Latin America & Canada	(1,148)
		$(3,510)

					Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Nine Months Ended September 30,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2014	$2,875	$3,218	$2,614	$734	$9,441
2013	3,227	2,968	3,567	776	10,538
% Change	(10.9)%	8.4%	(26.7)%	(5.4)%	(10.4)%

Reconciliation:
For the nine months ended September 30, 2013	$3,227	$2,968	$3,567	$776	$10,538

2013 Asset impairment and exit costs	—	—	8	—	8
2014 Asset impairment and exit costs	(472)	—	(24)	(7)	(503)

Acquired businesses	—	—	—	—	—
Currency	117	(368)	(544)	(184)	(979)
Operations	3	618	(393)	149	377
For the nine months ended September 30, 2014	$2,875	$3,218	$2,614	$734	$9,441

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Nine Months Ended September 30,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2014 Diluted Earnings Per Share		$3.73	(1)
2013 Diluted Earnings Per Share		$4.02	(1)
Change		$(0.29)
% Change		(7.2)%

Reconciliation:
2013 Diluted Earnings Per Share		$4.02	(1)

Special Items:
2013 Asset impairment and exit costs		—
2013 Tax items		0.01
2014 Asset impairment and exit costs		(0.26)
2014 Tax items		—

Currency		(0.52)
Interest		(0.03)
Change in tax rate		0.01
Impact of lower shares outstanding and share-based payments		0.15
Operations		0.35
2014 Diluted Earnings Per Share		$3.73	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD September 2014	YTD September 2013

Net earnings attributable to PMI	$5,881	$6,589
Less distributed and undistributed earnings attributable
to share-based payment awards	27	35
Net earnings for basic and diluted EPS	$5,854	$6,554

Weighted-average shares for basic and diluted EPS	1,571	1,630

			Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	September 30,		December 31,
	2014		2013
Assets
Cash and cash equivalents	$2,043		$2,154
All other current assets	12,718		14,698
Property, plant and equipment, net	6,273		6,755
Goodwill	8,707		8,893
Other intangible assets, net	3,134		3,193
Investments in unconsolidated subsidiaries	1,371		1,536
Other assets	1,155		939
Total assets	$35,401		$38,168

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$2,091		$2,400
Current portion of long-term debt	1,357		1,255
All other current liabilities	11,669		13,411
Long-term debt	25,395		24,023
Deferred income taxes	1,709		1,477
Other long-term liabilities	1,857		1,876
Total liabilities	44,078		44,442

Total PMI stockholders' deficit	(10,112)		(7,766)
Noncontrolling interests	1,435		1,492
Total stockholders' deficit	(8,677)		(6,274)
Total liabilities and stockholders' (deficit) equity	$35,401		$38,168

Total debt	$28,843		$27,678
Total debt to EBITDA	2.05	(1)	1.88	(1)
Net debt to EBITDA	1.91	(1)	1.74	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

													Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended September 30,
($ in millions)
(Unaudited)

2014								2013			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$7,777	$5,420	$2,357	$64	$2,293	$5	$2,288	European Union	$7,487	$5,206	$2,281	3.3%	0.5%	0.3%
6,111	3,677	2,434	(155)	2,589	—	2,589	EEMA	5,546	3,261	2,285	6.5%	13.3%	13.3%
4,943	2,711	2,232	(210)	2,442	—	2,442	Asia	5,144	2,601	2,543	(12.2)%	(4.0)%	(4.0)%
2,504	1,671	833	(93)	926	1	925	Latin America & Canada	2,452	1,634	818	1.8%	13.2%	13.1%

$21,335	$13,479	$7,856	$(394)	$8,250	$6	$8,244	PMI Total	$20,629	$12,702	$7,927	(0.9)%	4.1%	4.0%

2014								2013			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$1,186			$8	$1,178	$—	$1,178	European Union			$1,207	(1.7)%	(2.4)%	(2.4)%
1,204			(158)	1,362	—	1,362	EEMA			1,088	10.7%	25.2%	25.2%
799			(148)	947	—	947	Asia			1,097	(27.2)%	(13.7)%	(13.7)%
267			(73)	340	—	340	Latin America & Canada			267	—%	27.3%	27.3%

$3,456			$(371)	$3,827	$—	$3,827	PMI Total			$3,659	(5.5)%	4.6%	4.6%

													Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended September 30,
($ in millions)
(Unaudited)

2014								2013			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$1,186	$16	$1,170	$8	$1,162	$—	$1,162	European Union	$1,207	$—	$1,207	(3.1)%	(3.7)%	(3.7)%
1,204	—	1,204	(158)	1,362	—	1,362	EEMA	1,088	—	1,088	10.7%	25.2%	25.2%
799	—	799	(148)	947	—	947	Asia	1,097	—	1,097	(27.2)%	(13.7)%	(13.7)%
267	(7)	274	(73)	347	—	347	Latin America & Canada	267	—	267	2.6%	30.0%	30.0%

$3,456	$9	$3,447	$(371)	$3,818	$—	$3,818	PMI Total	$3,659	$—	$3,659	(5.8)%	4.3%	4.3%

2014								2013				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$1,162	$2,293	50.7%		$1,162	$2,288	50.8%	European Union	$1,207	$2,281	52.9%		(2.2)	(2.1)
1,362	2,589	52.6%		1,362	2,589	52.6%	EEMA	1,088	2,285	47.6%		5.0	5.0
947	2,442	38.8%		947	2,442	38.8%	Asia	1,097	2,543	43.1%		(4.3)	(4.3)
347	926	37.5%		347	925	37.5%	Latin America & Canada	267	818	32.6%		4.9	4.9

$3,818	$8,250	46.3%		$3,818	$8,244	46.3%	PMI Total	$3,659	$7,927	46.2%		0.1	0.1

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

			Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended September 30,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.38	$1.44	(4.2)%

Adjustments:
Asset impairment and exit costs	0.01	—
Tax items	—	—

Adjusted Diluted EPS	$1.39	$1.44	(3.5)%

Less:
Currency impact	(0.20)

Adjusted Diluted EPS, excluding Currency	$1.59	$1.44	10.4%

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended September 30,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$1.38	$1.44	(4.2)%

Less:
Currency impact	(0.20)

Reported Diluted EPS, excluding Currency	$1.58	$1.44	9.7%

													Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Nine Months Ended September 30,
($ in millions)
(Unaudited)

2014								2013			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$22,225	$15,462	$6,763	$243	$6,520	$5	$6,515	European Union	$21,255	$14,798	$6,457	4.7%	1.0%	0.9%
16,347	9,621	6,726	(477)	7,203	—	7,203	EEMA	15,346	8,837	6,509	3.3%	10.7%	10.7%
14,515	7,790	6,725	(861)	7,586	—	7,586	Asia	15,776	7,751	8,025	(16.2)%	(5.5)%	(5.5)%
7,078	4,722	2,356	(316)	2,672	1	2,671	Latin America & Canada	7,262	4,825	2,437	(3.3)%	9.6%	9.6%

$60,165	$37,595	$22,570	$(1,411)	$23,981	$6	$23,975	PMI Total	$59,639	$36,211	$23,428	(3.7)%	2.4%	2.3%

2014								2013			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$2,875			$117	$2,758	$—	$2,758	European Union			$3,227	(10.9)%	(14.5)%	(14.5)%
3,218			(368)	3,586	—	3,586	EEMA			2,968	8.4%	20.8%	20.8%
2,614			(544)	3,158	—	3,158	Asia			3,567	(26.7)%	(11.5)%	(11.5)%
734			(184)	918	—	918	Latin America & Canada			776	(5.4)%	18.3%	18.3%

$9,441			$(979)	$10,420	$—	$10,420	PMI Total			$10,538	(10.4)%	(1.1)%	(1.1)%

													Schedule 15
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Nine Months Ended September 30,
($ in millions)
(Unaudited)

2014								2013			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$2,875	$(472)	$3,347	$117	$3,230	$—	$3,230	European Union	$3,227	$—	$3,227	3.7%	0.1%	0.1%
3,218	—	3,218	(368)	3,586	—	3,586	EEMA	2,968	—	2,968	8.4%	20.8%	20.8%
2,614	(24)	2,638	(544)	3,182	—	3,182	Asia	3,567	(8)	3,575	(26.2)%	(11.0)%	(11.0)%
734	(7)	741	(184)	925	—	925	Latin America & Canada	776	—	776	(4.5)%	19.2%	19.2%

$9,441	$(503)	$9,944	$(979)	$10,923	$—	$10,923	PMI Total	$10,538	$(8)	$10,546	(5.7)%	3.6%	3.6%

2014								2013				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$3,230	$6,520	49.5%		$3,230	$6,515	49.6%	European Union	$3,227	$6,457	50.0%		(0.5)	(0.4)
3,586	7,203	49.8%		3,586	7,203	49.8%	EEMA	2,968	6,509	45.6%		4.2	4.2
3,182	7,586	41.9%		3,182	7,586	41.9%	Asia	3,575	8,025	44.5%		(2.6)	(2.6)
925	2,672	34.6%		925	2,671	34.6%	Latin America & Canada	776	2,437	31.8%		2.8	2.8

$10,923	$23,981	45.5%		$10,923	$23,975	45.6%	PMI Total	$10,546	$23,428	45.0%		0.5	0.6

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

			Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Nine Months Ended September 30,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$3.73	$4.02	(7.2)%

Adjustments:
Asset impairment and exit costs	0.26	—
Tax items	—	0.01

Adjusted Diluted EPS	$3.99	$4.03	(1.0)%

Less:
Currency impact	(0.52)

Adjusted Diluted EPS, excluding Currency	$4.51	$4.03	11.9%

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Nine Months Ended September 30,
(Unaudited)

	2014	2013	% Change

Reported Diluted EPS	$3.73	$4.02	(7.2)%

Less:
Currency impact	(0.52)

Reported Diluted EPS, excluding Currency	$4.25	$4.02	5.7%

				Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended			For the Year Ended
	September 30,			December 31,
		2014		2013
	October ~ December	January ~ September	12 months
	2013	2014	rolling

Earnings before income taxes	$2,936	$8,381	$11,317	$12,542
Interest expense, net	252	789	1,041	973
Depreciation and amortization	223	660	883	882
Extraordinary, unusual or non-recurring expenses, net (1)	301	503	804	309
EBITDA	$3,712	$10,333	$14,045	$14,706

			September 30,	December 31,
			2014	2013

Short-term borrowings			$2,091	$2,400
Current portion of long-term debt			1,357	1,255
Long-term debt			25,395	24,023
Total Debt			$28,843	$27,678
Less: Cash and cash equivalents			2,043	2,154
Net Debt			$26,800	$25,524

Ratios
Total Debt to EBITDA			2.05	1.88
Net Debt to EBITDA			1.91	1.74

(1) Asset Impairment and Exit Costs at Operating Income level.

						Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters and Nine Months Ended September 30,
($ in millions)
(Unaudited)

	For the Quarters Ended			For the Nine Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change

Net cash provided by operating activities(a)	$2,965	$3,315	(10.6)%	$6,385	$7,815	(18.3)%

Less:
Capital expenditures	296	301		804	821

Free cash flow	$2,669	$3,014	(11.4)%	$5,581	$6,994	(20.2)%

Less:
Currency impact	(752)			(1,372)

Free cash flow, excluding currency	$3,421	$3,014	13.5%	$6,953	$6,994	(0.6)%

	For the Quarters Ended			For the Nine Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change

Net cash provided by operating activities(a)	$2,965	$3,315	(10.6)%	$6,385	$7,815	(18.3)%

Less:
Currency impact	(764)			(1,412)
Net cash provided by operating activities, excluding currency	$3,729	$3,315	12.5%	$7,797	$7,815	(0.2)%

(a) Operating cash flow.

		Schedule 20

PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS
For the Year Ended December 31,
(Unaudited)

	2013

Reported Diluted EPS	$5.26

Adjustments:
Asset impairment and exit costs	0.12
Tax items	0.02

Adjusted Diluted EPS	$5.40